                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                             (Amendment No.   )*




                            NUGGET EXPLORATION, INC.
                   -----------------------------------------
                               (Name of Issuer)

                         $0.01 PAR VALUE COMMON STOCK
                   -----------------------------------------
                         (Title of Class of Securities)

                                 669903 10 6
                   -----------------------------------------
                                (CUSIP Number)





      Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                               Page 1 of 6 Pages

CUSIP NO. 669903 10 6                13G               PAGE  2  OF 6  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        MARY C. MACGUIRE ###-##-####


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [     ]
                                                         (b) [     ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

          USA

                    5   SOLE VOTING POWER
                       4,503,858


   NUMBER OF        6   SHARED VOTING POWER
    SHARES
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7   SOLE DISPOSITIVE POWER
    PERSON             4,503,858
     WITH


                    8   SHARED DISPOSITIVE POWER




9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,503,858

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

      N/A


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      25%

12   TYPE OF REPORTING PERSON*

      IN

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 10549


                       ---------------------------------


                       SCHEDULE 13G UNDER THE SECURITIES

                              EXCHANGE ACT OF 1934


                       ---------------------------------




Item 1.    (a).    Name of Issuer:
                      NUGGET EXPLORATION, INC.


           (b).    Address of Issuer's Principal Executive Offices:
                      815 SOUTH DURBIN ST
                      CASPER, WY  82601


Item 2.    (a).    Name of Person Filing:

                      MARY C. MACGUIRE

           (b).    Address of Principal Business Office:

                      815 SOUTH DURBIN
                      CASPER, WY  82601




                              Page 3 of 6 Pages

Item 2.    (c).    Citizenship:

                   UNITED STATES OF AMERICA

           (d).    Title of Class of Securities:

                   $0.01 PAR VALUE COMMN STOCK

           (e).    CUSIP Number:

                   669903 10 6

Item 3.

Item 4.            Ownership.

           (a).    Amount Beneficially Owned

                   4,503,858 SHARES

           (b).    Percent of Class:

                   25%

           (c).    Number of Shares as to which      Mary MACGUIRE      has:

                   (i)  sole power to vote or to direct the vote   4,503,858

                   (ii) shared power to vote or to direct the vote

                   (iii)  sole power to dispose or to direct the
                          disposition of

                   (iv) shared power to dispose or to direct the disposition of





                              Page 4 of 6 Pages

Item 5.            Ownership of Five Percent or Less of a Class:





Item 6.            Ownership of More Than Five Percent on Behalf of Another
                   Person:




Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:




Item 8.            Identification and Classification of Members of the Group:







                              Page 5 of 6 Pages

Item 9.            Notice of Dissolution of Group:




Item 10.           Certification:


                   AFTER REASONABLE INQUIRY AND TO THE BEST OF MY
                   KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.


                                          By:     MARY MACGUIRE
                                               ------------------------
                                               Title: TREASURER





Dated:   December 28, 1997




                               Page 6 of 6 Pages